Exhibit 10.28

SUBLEASE

KEY PROVISIONS

Sublease Date:	April 12, 2019
Sublandlord:	JOSEPH M. STILL BURN CENTERS, INC., a Georgia corporation
Subtenant:	POLARITYTE MD, INC., a Nevada corporation
Premises:	Those certain premises containing approximately 7,000 rentable square feet of space located at 3647 J. Dewey Grey Circle, Augusta, Richmond County, Georgia, known as Suite 251 and as more particularly shown on Exhibit B attached hereto. Subtenant approves and accepts the aforementioned square footage of the Premises.
Master Landlord:	DOC-MOB AUGUSTA II, LLC, a Georgia limited liability company
Master Lease:	Lease between Master Landlord, as landlord, and Sublandlord, as tenant, dated June 24, 2016, for the lease of the Premises and certain other premises by Master Landlord to Sublandlord, all as more particularly set forth in the Master Lease. The Master Lease is attached hereto as Exhibit A. The “Master Lease” shall also include any future amendments, modifications and/or extensions of the Master Lease.
Notice Addresses:	Sublandlord:	Subtenant:
	Joseph M. Still Burn Centers, Inc. 3651 Wheeler Road, Suite 300 Augusta, Georgia 30909 Attention: Fred Mullins, MD	PolarityTE MD, Inc. c/o PolarityTE, Inc. 123 N Wright Brothers Drive Salt Lake City, UT 84116 Attn: General Counsel phone: 800-560-3983 email: legal@polarityte.com
Commencement Date:	The Sublease Date
Rent Commencement Date:	The earlier of (i) the date of Subtenant’s receipt of a certificate of occupancy allowing Subtenant to use and occupy the Premises, or (ii) the date that is one hundred twenty (120) days after the Sublease Date.
Expiration Date:	The date five (5) years after the Rent Commencement Date, provided that if such date falls during the middle of a month, then the Expiration Date shall be the last day of such month.
Renewal Terms:	One (1) renewal term of three (3) years, followed by one (1) renewal term of two (2) years.
Base Rent:	Period	Monthly Base Rent
	Initial Term	$11,083.34
	1st Renewal Term	$11,415.84
	2nd Renewal Term	$11,758.32
For the purpose of this Sublease, “Lease Year” means each successive consecutive twelve (12) month period during the Sublease Term commencing on the Rent Commencement Date, provided that if the Rent Commencement Date is not on the first (1st) day of a calendar month, then the first (1st) Lease Year shall commence on the Rent Commencement Date and shall end on the last day of the calendar month one (1) year after the Rent Commencement Date.
Additional Rent:	See Section 4 of this Sublease.
Subtenant’s Share:	15.19%
Permitted Use:	Subject to (and to the extent permitted by) any restrictions and limitations in the Master Lease and/or in this Sublease and subject to (and to the extent permitted by) all applicable laws, ordinances, regulations and other governmental and quasi-governmental requirements, only for operating a biomedical manufacturing facility, laboratory and related office use, and/or other legitimate business purpose of Subtenant.
Brokers:	None.
Exhibits/Attachments:	Exhibit A – Master Lease Exhibit B – Floor Plan Consent of Master Landlord

Sublandlord’s Initials _________ Subtenant’s Initials _________

SUBLEASE AGREEMENT

THIS SUBLEASE is made as of the Sublease Date between Sublandlord and Subtenant, and is consented to by Master Landlord pursuant to the Consent of Master Landlord attached to this Sublease.

Recitals

A. Sublandlord leases the Premises from Master Landlord pursuant to the Master Lease. Sublandlord desires to sublease to Subtenant the Premises pursuant to this Sublease and Subtenant desires to sublease from Sublandlord the Premises pursuant to this Sublease, all upon the terms and conditions set forth in this Sublease.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Sublandlord subleases unto Subtenant, and Subtenant subleases from Sublandlord, the Premises upon the following terms and conditions:

1. Master Lease. Each reference in this Sublease to any Key Provision shall incorporate all of the terms provided for under such Key Provision and shall be read in conjunction with all other provisions of this Sublease applicable thereto. Subtenant acknowledges and agrees that Subtenant has received and reviewed the Master Lease, a copy of which is attached hereto and made a part hereof as Exhibit A. Subtenant covenants and agrees that this Sublease is made upon, and shall be subject and subordinate to: (A) all of the terms, covenants and conditions of the Master Lease, except Sections 1, 2.1, 8, 12, 20, 24.14, 25, and 26 and Exhibits B, C, D, and E (including all future amendments, modifications and extensions of the Master Lease made by Sublandlord from time to time; provided that no such amendment, modification or extension shall be binding upon Subtenant if such amendment, modification or extension would decrease the rights of Subtenant (other than to a de minimis extent) or increase the obligations of Subtenant under this Sublease (other than to a de minimis extent) unless consented to by Subtenant (which consent shall not be unreasonably withheld, conditioned or delayed), and Sublandlord shall provide notice to Subtenant of all other non-material amendments and modifications of the Master Lease), (B) all mortgages, leases and other documents to which the Master Lease is (or may hereafter become) subject and subordinate in accordance with the terms and conditions of the Master Lease, and (C) all easements, covenants, conditions, restrictions and other matters of record. Subtenant shall, within ten (10) business days of request, execute such commercially reasonable certificates and/or instruments requested by Sublandlord to confirm such subordination. Except as otherwise provided in this Sublease, Subtenant covenants and agrees to and for the benefit of Sublandlord, and Subtenant represents and warrants to Sublandlord, (a) to assume, faithfully perform and comply with, observe and be bound by all of the terms, covenants, obligations, agreements and conditions required to be performed or observed by Sublandlord (as the “Tenant” under the Master Lease) under the Master Lease with respect to the Premises, all of which shall constitute terms of this Sublease; (b) to faithfully comply with, observe and be bound by all rules and regulations (if any) promulgated by Master Landlord pursuant to the Master Lease or otherwise attached to the Master Lease, all of which shall constitute terms of this Sublease; (c) to indemnify, protect, defend, hold harmless and reimburse Sublandlord from, for and against any and all liabilities, penalties, demands, claims, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred under or pursuant to the Master Lease or otherwise by reason of Subtenant’s failure to fully comply with or observe any of the terms, covenants, obligations, agreements or conditions required to be performed or observed by Sublandlord (as the “Tenant” under the Master Lease) under the Master Lease with respect to the Premises unless arising from the gross negligence or willful misconduct of Sublandlord; (d) that any default by Master Landlord under the Master Lease shall not affect this Sublease or waive or defer the performance of any of Subtenant’s obligations or covenants under this Sublease; (e) that Subtenant shall not do or cause to be done any act which would or might cause the Master Lease or the rights of Sublandlord as “Tenant” under the Master Lease to be endangered, canceled, terminated, forfeited or surrendered, or which would or would reasonably be expected to cause Sublandlord to be in default or breach under the Master Lease or liable for any damage, claim or penalty under the Master Lease; and (f) to obtain Sublandlord’s consent whenever Master Landlord’s consent is required under the Master Lease; provided that such consent shall not be unreasonably withheld, conditioned or delayed. If there is any conflict between the provisions of this Sublease and the provisions of the Master Lease which would (or may) permit Subtenant to do or cause to be done any act which is (or may be) prohibited by the Master Lease, then, unless otherwise specified by Sublandlord in Sublandlord’s sole discretion, the provisions of the Master Lease shall prevail. Subtenant acknowledges and agrees that: (1) Sublandlord does not covenant or agree to do or perform any obligations or covenants undertaken or assumed by Master Landlord under the Master Lease, provided that in the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease and such failure materially interferes with Subtenant’s use of the Premises, then upon receipt of written notice from Subtenant, Sublandlord shall, at Subtenant’s expense to the extent such failure relates to the Premises (including Subtenant reimbursing Sublandlord for Sublandlord’s reasonable attorneys’ fees), be obligated to use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled to Sublandlord’s and Subtenant’s reasonable satisfaction, provided that in no event shall Sublandlord be required or obligated to terminate the Master Lease, and (2) Sublandlord shall not be liable to Subtenant for any early termination of, or any default under, the Master Lease which is not caused by a default on the part of Sublandlord. Notwithstanding anything contained in this Sublease or otherwise, Subtenant shall not have any right or privilege (and Subtenant shall not have the right or ability to exercise any right or privilege) granted to Sublandlord under or pursuant to the Master Lease, including, without limitation, any consent or approval right, any right to renew or extend the term of the Master Lease, right of first refusal to purchase, right of first refusal to lease, right of first offer, option to purchase, option to lease or any other similar right or option granted in the Master Lease or any other right or option granted to Sublandlord in the Master Lease or otherwise. In addition, nothing contained in this Sublease or otherwise shall obligate (or be deemed to obligate) Sublandlord to exercise any renewal or extension right or option. Notwithstanding anything to the contrary contained in this Sublease, if the Master Lease is terminated for any reason or otherwise expires, then this Sublease shall automatically terminate and be of no further force or effect (except for Subtenant’s obligations, liabilities and indemnities under this Sublease which survive any such termination or expiration) without any liability to Sublandlord, and Subtenant shall vacate the Premises prior to the expiration or termination of the Master Lease, and Subtenant shall have no further rights or interest in or to the Premises or under this Sublease.

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Further, except as otherwise stated herein, the parties understand that (i) references in the Master Lease to the “Premises” shall be deemed to refer to the Premises defined under this Sublease, (ii) references in the Master Lease to the “Landlord” and to the “Tenant” shall be deemed to refer to “Sublandlord” and “Subtenant” under this Sublease, respectively, (iii) references in the Master Lease to the “Term” shall be deemed to refer to the “Sublease Term”, (iv) references in the Master Lease to the “Base Rent,” shall be deemed to refer to the Base Rent defined under this Sublease, (v) references in the Master Lease to the “Additional Rent,” shall be deemed to refer to the Additional Rent defined in this Sublease, and (vi) references in the Master Lease to “Tenant’s Proportionate Share” shall be deemed to refer to Subtenant’s Share as defined under this Sublease. It is further understood that, except as otherwise stated herein, where reference is made in the Master Lease to “this Lease” the same shall be deemed to refer to “this Sublease.” All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Master Lease, unless the context clearly requires otherwise. Notwithstanding the foregoing provisions of this paragraph, Sublandlord is not assuming (and Sublandlord shall not be liable or obligated for) any of Master Landlord’s obligations, covenants, agreements or liabilities under the Master Lease.

2. Sublease Term. Unless terminated earlier pursuant to the terms of this Sublease, the term of this Sublease shall begin on the Commencement Date and shall continue until the Expiration Date (the “Sublease Initial Term”). Subtenant shall have the right to extend the Sublease Initial Term for the Renewal Terms, provided that (i) Subtenant is not in default under this Sublease at the time Subtenant exercises each Renewal Term or at the commencement of each Renewal Term, (ii) the Master Lease and this Sublease are both in full force and effect, and (iii) Subtenant provides to Sublandlord written notice exercising the Renewal Term at least one hundred eighty (180) days prior to the expiration of the then current Sublease Term (time being of the essence). The Sublease Renewal Terms, if exercised by Subtenant, shall be upon all the terms and conditions set forth in this Sublease, except as to the Renewal Term being exercised. “Sublease Term” means the Sublease Initial Term and the Sublease Renewal Terms (if exercised). Base Rent during each Lease Year shall increase by three percent (3%) as set forth under “Base Rent” in the Key Provisions of this Sublease.

3. Rent. Subtenant shall pay to Sublandlord the Base Rent (plus applicable sales tax thereon), in advance, on the first day of each month, without notice, demand, deduction, abatement or offset, commencing on the Rent Commencement Date and continuing during the remainder of the Sublease Term. The first monthly installment of Base Rent (plus applicable sales tax thereon) shall be paid to Sublandlord by Subtenant on the Commencement Date. Base Rent for any partial calendar month shall be prorated on a per diem basis. Subtenant shall pay any other amounts due under this Sublease within ten (10) business days of demand. If Sublandlord pays any amounts, sums or payments required to be paid by Subtenant under this Sublease or for which Subtenant is otherwise responsible or liable for, then Subtenant shall reimburse Sublandlord for such amounts, sums or payments within ten (10) business days of demand. In addition, any additional rent and other sums payable by Subtenant under this Sublease for any partial calendar year or month during the Sublease Term shall be prorated accordingly. Sublandlord and Subtenant acknowledge and agree that the Base Rent as set forth herein and any additional rent payable hereunder (including any Base Rent increases, if any such increases are contemplated under this Sublease or are otherwise agreed upon by the parties), was determined by a reputable third-party valuation consultant to be at fair market value and was determined to be commercially reasonable and without taking into account the volume or value of any referrals or other business generated between the parties or affiliates of the parties.

4. Additional Rent; Repairs; Utilities.

(a) In addition to Subtenant’s obligation to pay Base Rent and Subtenant’s other obligations under this Sublease, Subtenant shall: (i) commencing on the Commencement Date and continuing during the remainder of the Sublease Term, at Subtenant’s own cost and expense and without notice, deduction, abatement or offset, perform, complete and pay for all repairs, replacements, maintenance, restorations and other work required of Sublandlord (as the “Tenant” under the Master Lease) under the Master Lease with respect to the Premises, all in accordance with the terms and provisions of the Master Lease, (ii) commencing on the Rent Commencement Date and continuing during the remainder of the Sublease Term, pay to Sublandlord Subtenant’s Share of all Operating Expenses (as defined in the Master Lease, which amounts shall be estimated and reconciled as set forth in the Master Lease), and (iii) commencing on the Commencement Date and continuing during the remainder of the Sublease Term, pay, prior to delinquency and to the appropriate utility company or other provider (or to Sublandlord if any such utility is submetered, Subtenant acknowledging and agreeing that electricity will be submetered), for all utilities and services consumed in, at or from the Premises (including, without limitation, water, sewer, power, electricity, telephone, internet and cable) to the extent such amounts are not included in Operating Expenses.

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(b) Subtenant’s Share of Operating Expenses shall be paid in monthly installments beginning on the date of the first payment of Base Rent, and thereafter on the first day of each month, in such amounts as are reasonably estimated by Sublandlord. Subtenant acknowledges and agrees that that any statements received from Master Landlord with respect to Operating Expenses shall be conclusive and binding upon Subtenant.

(c) Subtenant shall pay and be responsible for paying directly to the utility provider all utilities which are separately metered to the Premises. If any utilities provided to the Premises are separately submetered, then Sublandlord will provide Subtenant with monthly invoices for the costs of such utilities and Subtenant shall pay such invoices within thirty (30) days after receipt thereof. Subtenant shall pay and be responsible for paying all costs of telephone, television, internet and security installations and service serving the Premises solely. Subtenant shall also pay and be responsible for all costs, expenses and fees of all heat, ventilation and air conditioning supplied to the Premises. Subtenant acknowledges and agrees that the heat, ventilation and air conditioning for the Premises may not be separately metered to the Premises and that the heat, ventilation and air conditioning system that serves the Premises may serve other space in the Building. In such event, Subtenant shall pay to Sublandlord (or as Sublandlord shall otherwise direct), and Subtenant shall be liable and responsible for, Subtenant’s proportionate share of the costs, expenses and fees of such heat, ventilation and air conditioning (including the costs, expenses and fees of all electricity for the heat, ventilation and air conditioning system), but excluding the costs, expenses and fees of operating, maintaining, repairing and replacing the heat, ventilation and air conditioning system; provided that Subtenant shall not be liable for such costs, expenses and fees to the extent such costs, expenses and/or fees are already included as an Operating Expense. For the purpose of this Section 4(c), Subtenant’s proportionate share shall be a fraction, the numerator of which shall be the total rentable square footage of the Premises and the denominator of which shall be the total rentable square footage of all space served by the heat, ventilation and air conditioning system (including the Premises).

(d) Sublandlord shall have no obligation under this Sublease or otherwise to, and shall not be responsible for the failure of any other party to, maintain, repair, replace or restore the Premises (or any portion thereof); provided that in the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease and such failure materially interferes with Subtenant’s use of the Premises, then upon receipt of written notice from Subtenant, Sublandlord shall, at Subtenant’s expense to the extent such failure relates to the Premises (including Subtenant reimbursing Sublandlord for Sublandlord’s reasonable attorneys’ fees), be obligated to use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled to Sublandlord’s and Subtenant’s reasonable satisfaction, provided that in no event shall Sublandlord be required or obligated to terminate the Master Lease. On or before the Commencement Date, Subtenant shall, at Subtenant’s own cost and expense, have all utilities for the Premises transferred into Subtenant’s name and pay to the applicable utility provider any and all deposits and fees required in connection with all utilities solely serving the Premises. Subtenant’s obligations under this Section 4 that accrued prior to the expiration or earlier termination of this Sublease shall survive the expiration or any earlier termination of this Sublease.

5. Insurance.

(a) Subtenant shall, at Subtenant’s own cost, maintain throughout the Sublease Term all of the insurance coverage required to be maintained by Sublandlord (as the “Tenant” under the Master Lease) under the Master Lease, all pursuant to and in accordance with the terms and requirements of the Master Lease. Subtenant covenants and agrees that all such insurance shall comply with all of the terms and requirements of the Master Lease. In addition, Subtenant shall, at Subtenant’s own cost, also maintain throughout the Sublease Term commercial general liability insurance covering bodily injury, death and property damage (including a contractual liability endorsement), with limits of not less than $2,000,000.00 per occurrence and with a $4,000,000.00 general aggregate limit, and with Sublandlord, Master Landlord and their respective designees named as additional insureds thereunder.

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(b) Subtenant shall (i) name Sublandlord and Master Landlord as additional insureds under all insurance policies required to be maintained by, or actually maintained by, Subtenant, and (ii) provide Sublandlord and Master Landlord, immediately upon demand, with certificates of insurance evidencing the insurance required to be maintained by Subtenant under this Sublease. In addition, all insurance policies required to be maintained by Subtenant hereunder shall (A) provide that such insurance shall not be canceled, terminated or changed or the coverage reduced without thirty (30) days’ prior written notice to Sublandlord and Master Landlord, (B) contain a waiver of subrogation provision in favor of Sublandlord and Master Landlord in form and substance reasonably acceptable to Sublandlord and Master Landlord, (C) be issued by insurance companies authorized and licensed to do business in the State where the Premises are located and by insurance companies who have a general policy holder’s rating of not less than “A XII” as stated in the most current available Best’s Insurance Reports and who are also authorized to issue such policies, (D) contain deductibles acceptable to Sublandlord in Sublandlord’s reasonable discretion, and (E) otherwise be in form and substance acceptable to Sublandlord in Sublandlord’s reasonable discretion.

(c) Notwithstanding anything contained in this Sublease or otherwise, (i) Sublandlord shall not be liable to Subtenant for (and Subtenant hereby unconditionally waives all claims against Sublandlord in connection with) any loss or damage to any property (including, without limitation, any property, equipment or contents of the Premises or located on the Premises) from any cause whatsoever, including, without limitation, the negligence or misconduct of Sublandlord or any of Sublandlord’s agents, invitees, employees, contractors or representatives; and (ii) Master Landlord shall not be liable to Subtenant for (and Subtenant hereby unconditionally waives all claims against Master Landlord in connection with) any loss or damage to any property (including, without limitation, any property, equipment or contents of the Premises or located on the Premises) from any cause whatsoever, including, without limitation, the negligence or misconduct of Master Landlord or any of Master Landlord’s agents, invitees, employees, contractors or representatives. All policies of fire and extended coverage or other property damage insurance maintained (or required by this Sublease to be maintained) by Subtenant shall contain an endorsement in which the insurer recognizes this release by its insured and waives all rights of legal and conventional subrogation against the other party, and Subtenant agrees that no insurer shall hold any right of subrogation against Sublandlord or Master Landlord.

(d) Subtenant’s obligations and agreements under this Section 5 shall survive the expiration or any earlier termination of this Sublease.

6. Use; Indemnification; Waiver. During Subtenant’s use of the Premises during the Sublease Term, Subtenant shall be afforded the right to use the Premises on an exclusive basis (subject to the other terms of this Sublease and the terms of the Master Lease). Subtenant shall (a) use the Premises for the Permitted Use only and for no other use or purpose; (b) not conduct in or on the Premises (nor permit to be conducted in or on the Premises) waste or any business which is in violation of any governmental or quasi-governmental law, rule, regulation, ordinance or requirement or any insurance requirement or in violation of the Master Lease; and (c) maintain the Premises in a sanitary, clean, safe and operable condition and otherwise in a manner and condition acceptable to Sublandlord in Sublandlord’s reasonable discretion subject to ordinary wear and tear and casualty damage. Subtenant represents and warrants to Sublandlord that Subtenant is authorized to enter into this Sublease, and that Subtenant is a validly existing entity authorized to do business in the State where the Premises are located. Sublandlord represents and warrants to Subtenant that (i) Sublandlord is authorized to enter into this Sublease and (ii) as of the date hereof, to the actual knowledge of Sublandlord, Sublandlord and Master Landlord are in compliance with the terms, conditions and covenants of the Master Lease in all material respects. Without limiting any other indemnification set forth in this Sublease and except to the extent arising from the gross negligence or willful misconduct of Sublandlord or Master Landlord, Subtenant shall indemnify, protect, defend, reimburse and hold harmless Sublandlord and Master Landlord from, for and against any and all damages (including, without limitation, consequential damages), losses, liabilities, judgments, costs, claims, liens, expenses, penalties, suits, demands, actions, fines and expenses (including, without limitation, attorneys’ fees and court costs) directly or indirectly arising out of or relating to (i) any act or omission of Subtenant or any of Subtenant’s employees, agents, invitees, customers or contractors, (ii) the use or occupancy of the Premises, or (iii) any default or breach by Subtenant under this Sublease. Without limiting any other indemnification set forth in this Sublease, Sublandlord shall indemnify, protect, defend, reimburse and hold harmless Subtenant from, for and against any and all damages (excluding consequential damages which both parties agree not to seek), losses, liabilities, judgments, costs, claims, liens, expenses, penalties, suits, demands, actions, fines and expenses (including, without limitation, attorneys’ fees and court costs) directly or indirectly arising out of or relating to (A) the gross negligence or willful misconduct of Sublandlord or any of Sublandlord’s employees, agents, invitees, customers or contractors, or (B) any default or breach by Sublandlord under this Sublease. This Section 6 shall survive the expiration or earlier termination of this Sublease.

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7. Condition of Premises; Alterations; Repairs.

(a) Subtenant has examined the Premises and accepts the Premises in “AS IS” and “WHERE IS” condition, with all faults and defects, both known and unknown, and Subtenant acknowledges and agrees that neither Sublandlord nor any of Sublandlord’s agents, employees or representatives have made any representation or warranty, either express or implied, with respect to the Premises or the use thereof by Subtenant or the condition of the Premises or the size or square footage of the Premises; provided that Sublandlord represents, to its actual knowledge without a duty to investigate, that the Premises are not in violation of any applicable laws in any material respect and that there are no material damages or material defects with respect to the Premises that would not be detected during a physical inspection. Subtenant further acknowledges and agrees that no representations or promises to alter, remodel or improve the Premises have been made by Sublandlord or Master Landlord or any other person or entity, and Sublandlord shall have no obligation under this Sublease or otherwise to, and shall not be responsible for the failure of any other party to, maintain, repair or replace the Premises. Subtenant shall use the Premises at Subtenant’s own risk. Sublandlord shall not be liable to Subtenant or any of Subtenant’s employees, licensees, invitees or guests or any other person for any loss, injury or damage to property or person occasioned by theft, casualty, force majeure or any other cause.

(b) Subtenant shall not make (or permit or allow to be made) any alterations, additions, improvements, repairs or replacements to the Premises without the prior written consent of Sublandlord (and Master Landlord if required by the Master Lease), provided that such consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed. If Subtenant desires to perform any alterations, additions, improvements, repairs or replacements to the Premises, then Sublandlord shall have the right to require Subtenant to prepare, at Subtenant’s expense, plans and specifications for such alterations, additions, improvements, repairs or replacements and such plans and specifications shall be subject to the prior written consent of Sublandlord (and Master Landlord if required by the Master Lease), provided that such consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed. If any alterations, additions, improvements, repairs or replacements are consented to by Sublandlord (and by Master Landlord if required by the Master Lease), then Subtenant shall (a) comply with all requirements of the Master Lease with respect to such alterations, additions, improvements, repairs or replacements, (b) promptly (and in any event prior to its due date) pay in full all costs and expenses incurred or associated with any such alterations, additions, improvements, repairs or replacements, (c) deliver to Sublandlord, within ten (10) business days of Sublandlord’s written or oral request, detailed proof acceptable to Sublandlord showing that all outstanding invoices for all alterations, additions, improvements, repairs and replacements have been paid in full, (d) complete and perform such alterations, additions, improvements, repairs and replacements in a good and workmanlike manner and in compliance with all laws, codes and ordinances and all insurance requirements, and (e) complete and perform such alterations, additions, improvements, repairs and replacements in accordance with the plans and specifications (if any) approved by Sublandlord and otherwise in a manner acceptable to Sublandlord. Any alterations, additions, improvements, repairs or replacements made by or for (or at the request of) Subtenant and consented to by Sublandlord (and Master Landlord if required by the Master Lease) shall remain on and be surrendered with the Premises upon the expiration or earlier termination of the Sublease Term and Subtenant shall not be required to remove any such alterations, additions, improvements, repairs or replacements, unless required to be removed pursuant to the Master Lease, in which case Subtenant shall, at Subtenant’s own cost, promptly and diligently remove such alterations, additions, improvements, repairs and replacements and repair all damage caused by such removal.

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(c) Subtenant’s obligations and liabilities under this Section 7 shall survive the expiration or earlier termination of this Sublease.

8. Default. The occurrence of one or more of the following events (each, an “Event of Default”) shall constitute an immediate default and Event of Default by Subtenant under this Sublease: (a) the failure to pay Base Rent or any other sum due under this Sublease within five (5) days after receipt of notice of such failure, (b) the failure to maintain the insurance required to be maintained by Subtenant under this Sublease; (c) the failure to perform or observe any other covenant, condition or agreement of this Sublease (other than (a) or (b) above) required to be performed or observed by Subtenant which is not cured within thirty (30) days of Subtenant’s notice thereof; provided that if such failure cannot be cured within such thirty (30) day period, Subtenant shall have such additional time as needed to cure such failure so long as Subtenant commences such cure within such thirty (30) day period and diligently prosecuted such cure to completion; or (d) any act, occurrence, matter, circumstance or omission which does or would (or may) constitute a breach, a default or an event of default under the terms of the Master Lease.

9. Sublandlord’s Remedies on Event of Default. Upon the occurrence of an Event of Default, Sublandlord shall have the immediate right to (i) terminate this Sublease and/or Subtenant’s right to possession of the Premises at any time and reenter the Premises and remove Subtenant and all of Subtenant’s property from the Premises (and Subtenant waives all claims against Sublandlord in connection therewith), and Subtenant shall vacate the Premises and remove all of Subtenant’s property from the Premises as promptly as practicable, (ii) cure such Event of Default and Subtenant shall pay to Sublandlord upon demand all costs, expenses and fees incurred by or on behalf of Sublandlord in curing such Event of Default (together with an administrative fee equal to ten percent (10%) of such costs, expenses and fees), and/or (iii) pursue any other rights and remedies available under the Master Lease, at law and/or in equity and to recover from Subtenant all amounts then due or thereafter accruing and such other damages (including, without limitation, consequential damages) as are caused by such Event of Default. No course of dealing between Sublandlord and Subtenant or any delay on the part of Sublandlord in exercising any rights or remedies Sublandlord may have under this Sublease shall operate as a waiver of any of Sublandlord’s rights or remedies, nor shall any waiver of a prior default operate as a waiver of any subsequent default. In exercising Sublandlord’s rights and remedies under this Sublease, Sublandlord shall be entitled to recover from Subtenant all costs incurred in connection therewith, including, without limitation, attorneys’ fees and court costs.

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10. Brokers. Except for the Brokers listed in the Key Provisions, each Party represents and warrants to the other Party that such Party has not used (or dealt with) any broker in connection with this Sublease, and each Party agrees to indemnify, protect, defend and hold the other Party harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses (including attorneys’ fees), penalties, suits, demands, actions and fines for or arising out of any brokerage commissions (or claims therefor) arising out of or involving such Party’s actions in connection with this Sublease or any breach of the foregoing representation or warranty.

11. No Assignment and No Subletting.

(a) Subtenant shall not assign, transfer, encumber, mortgage or pledge this Sublease or any interest in this Sublease or in the Premises or sublet all or any part of the Premises or permit the Premises to be used or occupied by any other person or entity (each, a “Transfer”) without the prior written consent of Sublandlord and Master Landlord, provided that such consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed. In addition, Subtenant shall not (i) use or occupy the Premises for (or permit the Premises to be used or occupied for) any use other than the Permitted Use, or (ii) use or occupy the Premises for (or permit the Premises to be used or occupied for) any business operation or trade name other than Subtenant’s trade name set forth in the Key Provisions above, it being the intent of the parties that Subtenant’s rights, benefits and privileges under this Sublease are personal to the named Subtenant herein and cannot be assigned, transferred, encumbered, mortgaged or pledged. Consent by Sublandlord and Master Landlord to a Transfer shall not destroy or operate as a waiver of the prohibitions contained in this Section 11 or in the Master Lease as to future Transfers, and all such future Transfers shall be made only with the prior written consent of Sublandlord and Master Landlord. If Sublandlord and Master Landlord consent to a Transfer, then Subtenant shall remain liable for payment of all Base Rent and other sums provided for under this Sublease and for the faithful performance of all of the covenants, obligations, liabilities and conditions in and under this Sublease. Subtenant agrees to reimburse Sublandlord for all costs and expenses (including attorneys’ fees) incurred by Sublandlord in connection with any Transfer or any Transfer request. Sublandlord may assign or transfer this Sublease and/or any of Sublandlord’s rights or obligations under this Sublease and may delegate any of Sublandlord’s duties under this Sublease. If Sublandlord assigns or transfers this Sublease, then Sublandlord shall be unconditionally released of all obligations and liabilities under this Sublease from and after the effective date of such assignment or transfer, as applicable.

(b) Notwithstanding the foregoing, but provided that Subtenant is not in default under this Sublease, Subtenant shall have the right, without Sublandlord’s consent (but with at least fifteen (15) days advance written notice to Sublandlord), to assign this Sublease in its entirety to a Permitted Transferee (as defined below) (a “Permitted Transfer”), provided that (and on the condition that) (i) as of the date of the Permitted Transfer, the Permitted Transferee has the financial capacity to promptly and fully perform all of the obligations of the subtenant under this Sublease (including the prompt and full payment of all Base Rent due under this Sublease), (ii) the Permitted Transferee assumes in writing for Sublandlord’s benefit all of the obligations and covenants to be performed and/or observed by Subtenant under this Sublease and all of Subtenant’s liabilities under this Sublease, (iii) such Permitted Transfer shall be for the Permitted Use only, (iv) Sublandlord receives an executed copy of the applicable Permitted Transfer document within seven (7) business days of the date of such Permitted Transfer, and (v) such Permitted Transfer shall be subject to this Sublease and to all of the terms and provisions of this Sublease. “Permitted Transferee” means an entity that is controlling, controlled by, or under common control with, Subtenant or to an entity that acquires all or substantially all of the business or assets of Subtenant. For purposes of this Section, the term “control” shall mean the ability to direct the affairs of the entity either by way of ownership interest, management agreement or otherwise, without approval of any other person or entity. No Permitted Transfer shall release the original Subtenant from any obligations and liabilities under this Sublease or release any guarantor of this Sublease.

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12. Entry. Master Landlord and Sublandlord shall have the same rights to enter the Premises as are provided to Master Landlord to enter the Premises pursuant to the Master Lease, and Master Landlord and Sublandlord shall be accompanied at all times (except in the case of an emergency) by a representative of Subtenant, if requested by Subtenant.

13. Surrender; Holding Over. Upon the expiration or earlier termination of this Sublease (time being of the essence), Subtenant shall, at Subtenant’s sole cost and expense, (i) remove from the Premises all of Subtenant’s equipment, trade fixtures, inventory and other personal property and repair any and all damage caused by such removal, and (ii) deliver and surrender the Premises to Sublandlord in broom clean condition (subject to ordinary wear and tear and casualty damage), free and clear of all liens, charges and encumbrances and in compliance with all laws, ordinances, rules, regulations and other governmental requirements and otherwise in the same condition as the Premises existed on the Rent Commencement Date and in the condition required by the Master Lease. Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration or earlier termination of this Sublease. If Subtenant or any party claiming by, through or under Subtenant holds over or occupies the Premises after the expiration or earlier termination of this Sublease, then Sublandlord may exercise any and all rights and remedies available under the Master Lease, at law and/or in equity to recover possession of the Premises and to recover all damages in connection with such holdover, including, without limitation, all consequential damages and all damages and amounts payable by Sublandlord to Master Landlord by reason of such holdover (including any holdover rent paid by Sublandlord to Master Landlord). In addition, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant holds over or occupies all or any portion of the Premises after the expiration or earlier termination of this Sublease, Subtenant shall also pay Sublandlord, as minimum damages and not as a penalty, monthly rent at a rate equal to 125% of the rate of monthly Base Rent payable by Subtenant under this Sublease immediately prior to the expiration or earlier termination of this Sublease. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. This provision shall survive the expiration or earlier termination of the Sublease Term.

14. Hazardous Materials.

(a) In addition to the obligations, restrictions and covenants set forth in the Master Lease, Subtenant and Subtenant’s employees, agents, invitees, licensees or contractors shall not cause, permit or allow any substances, chemicals or materials (whether solid, liquid or gaseous) that are regulated, governed, restricted or prohibited by, form the basis of liability under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, or toxic substance under any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or permit relating to pollution or occupational health or safety or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) (collectively, “Environmental Laws”) or by any federal, state or local agency or authority, including, without limitation, any oil, gasoline, petroleum, petroleum by-products, car batteries, polychlorinated biphenyls, asbestos or asbestos containing materials, or any other material or substance which constitutes a health, safety or environmental hazard to any person or the environment (collectively, “Hazardous Materials”), to be handled, placed, stored, dumped, dispensed, released, discharged, disposed, deposited, distributed, manufactured, generated, treated, recycled, processed, used, transported or otherwise located on, in, under or about the Premises, except as specifically permitted pursuant to Section 14(b) below.

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(b) Subtenant, at Subtenant’s sole cost and expense, shall be responsible for medical, special and infectious waste removal for the Premises and the maintenance and storage thereof pending removal, all in accordance with all applicable laws, regulations and orders. Subtenant shall, at Subtenant’s expense, comply with all federal, state and local laws, regulations and ordinances which govern the use, storage, handling and disposal of Hazardous Materials, wastes or materials and medical, special or infectious wastes. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any claims or liability arising out of or connected with Subtenant’s failure to comply with the terms of this Section 14(a), which terms shall survive the expiration or earlier termination of this Sublease.

(c) Upon the expiration or earlier termination of this Sublease, Subtenant, at Subtenant’s expense, shall remove all Hazardous Materials from the Premises introduced by Subtenant or any of Subtenant’s employees, agents, customers, vendors or invitees, all in compliance with Environmental Laws and in a manner acceptable to Sublandlord.

(d) Subtenant shall give Sublandlord immediate written notice of any (1) problem, spill, release, discharge, threatened release or discharge, or discovery of any Hazardous Materials on or about the Premises, or (2) claim or notification by any person or governmental authority relating to the use, presence, discharge or release of Hazardous Materials on or about the Premises (collectively, the “Environmental Condition”). If the Environmental Condition was caused, in whole or in part, by Subtenant or Subtenant’s employees, agents, contractors, invitees or licensees or otherwise arises or occurs during the Sublease Term, then such notice shall include a description of measures proposed to be taken by Subtenant to contain, remove and/or remediate such Hazardous Materials and any relating damage or impact to the Premises, persons and/or the environment (including any offsite property). Upon Sublandlord’s and Master Landlord’s approval and at Subtenant’s own expense, Subtenant shall promptly take all steps necessary to clean up and remediate the Environmental Condition caused by Subtenant or any of its agents, employees, contractors or invitees in strict compliance with all Environmental Laws and to report and/or coordinate with Sublandlord and all appropriate governmental agencies with respect to Subtenant’s efforts to address the Environmental Condition.

(e) Except to the extent arising from the gross negligence or willful misconduct of Sublandlord and/or Master Landlord, Subtenant hereby protects, defends, saves, indemnifies, releases and holds Sublandlord and Master Landlord harmless from and against all Liabilities (as defined below), whether or not resulting from third party claims, suffered by, incurred by or assessed against Sublandlord or Master Landlord or their representatives, affiliates or subsidiaries and all of their respective agents, employees, officers, directors, contractors, successors, assigns, attorneys or representatives as a result of the presence, disturbance, discharge, release, threatened release, removal, remediation or cleanup of any Hazardous Materials located at, on, under or about the Premises during the Sublease Term by Subtenant or any of its agents, employees, contractors or invitees or any of its agents, employees, contractors or invitees from any cause whatsoever. The term “Liabilities” as used herein is hereby defined as any and all obligations, fines, suits, liabilities, expenses, demands, fees, sums, amounts, judgments, damages (including, without limitation, punitive, exemplary and consequential damages and personal injury and property damages), expenses, costs (including, without limitation, attorneys’, accountants’ and consultants’ fees and expenses, costs and services of any investigation, assessment, laboratory analysis, treatment, cleanup, containment, response action or remedial action), liabilities, losses, causes of action, claims for relief, court costs, alternative dispute resolution expenses and other legal fees and professional fees.

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Subtenant’s obligations and liabilities under this Section 14 shall survive the expiration or earlier termination of this Sublease.

15. Intentionally Omitted.

16. Notice. All notices required or permitted to be given under this Sublease shall be in writing and delivered by certified U.S. mail, return receipt requested, or by a national overnight courier service (such as Fed Ex), and shall be deemed effective upon the earlier of (i) actual delivery, or (ii) refusal of delivery, and in all cases addressed to Subtenant or Sublandlord at their respective addresses set forth in the Key Provisions. Either party may change its notice address under this Sublease by giving written notice to the other party in accordance with this Section 16.

17. Miscellaneous.

(a) Counterparts. This Sublease may be executed in two (2) or more counterparts with all being deemed collectively as one (1) sublease.

(b) Cumulative Remedies. All rights and remedies of Sublandlord under this Sublease, at law and in equity are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

(c) Late Charge and Interest. If Subtenant fails to pay Sublandlord any sum required to be paid under this Sublease when due, then Subtenant shall immediately pay to Sublandlord a late charge equal to the greater of (i) three percent (3%) of such late sum, or (ii) $500.00; provided that no such late charge shall be due for the first late payment in any twelve (12) month period during the Sublease Term. In addition, if Subtenant fails to pay Sublandlord any sum required to be paid under this Sublease within fifteen (15) business days of when due, then such unpaid sum shall accrue interest until paid in full at the lesser of (i) the maximum rate permitted by law, or (ii) eighteen (18%) percent per annum, compounded monthly, and such interest shall begin to accrue from the due date of such sum. Such late charge and interest shall be due and payable immediately and without notice from Sublandlord. Subtenant acknowledges that the aforementioned late charge and interest are in addition to Sublandlord’s other rights and remedies available under this Sublease, at law or in equity. In addition, if any financial institution returns more than one of Subtenant’s checks due to insufficient funds, then Sublandlord shall have the right to require Subtenant to make all future payments under this Sublease by certified bank check.

(d) Entire Agreement. This Sublease represents the entire agreement between Sublandlord and Subtenant with respect to Sublandlord subleasing the Premises to Subtenant, and all prior and contemporaneous discussions and documents with respect thereto are superseded by this Sublease. Any statement or representation not contained herein shall not be binding on either party. All subsequent amendments hereto must be in writing and signed by the parties hereto.

(e) Governing Law. This Sublease shall be construed and enforced in accordance with the laws of the State where the Premises are located.

(f) Invalidity. The invalidity or unenforceability of any term in this Sublease shall not affect the validity or enforceability of any other term or provision of this Sublease.

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(g) Non-Waiver. No right or remedy under this Sublease shall be waived unless the waiver is in writing and signed by the party claimed to have made the waiver, and such waiver shall not be interpreted as a continuing waiver.

(h) Successors and Assigns. This Sublease shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

(i) Condemnation Awards. Subtenant shall have no right in or to any award or proceeds with respect to the Premises in connection with any taking of the Premises by condemnation or deed in lieu thereof, and Subtenant unconditionally relinquishes and releases any right, title and interest Subtenant has (or may have) in or to any such award or proceeds.

18. Signage. Any signage Subtenant desires to install on the Premises shall be installed in compliance with all laws and ordinances and all the terms and provisions of the Master Lease. Such signage shall be subject to Sublandlord’s (and Master Landlord’s if required by the Master Lease) prior written approval (which approval of Sublandlord shall not be unreasonably withheld) and shall be installed and maintained at Subtenant’s own cost and in a good and workmanlike manner and in compliance with all laws and ordinances and all the terms and provisions of the Master Lease. Prior to the expiration or earlier termination of the Sublease Term, Subtenant shall remove all such signage from the Premises and repair all damage caused by such removal (which obligation of Subtenant shall survive the expiration or earlier termination of this Sublease).

19. Liens. Subtenant shall not permit or suffer any lien to attach to the Premises or to the interest of Master Landlord or Sublandlord in the Premises or to Subtenant’s interest in this Sublease or in the Premises. Subtenant shall indemnify, defend (with counsel acceptable to Sublandlord) and hold Master Landlord and Sublandlord harmless from and against any such lien or claim of lien and any costs, expenses and liabilities relating thereto. If any such lien is filed, then Subtenant shall fully pay and discharge or bond over such lien within ten (10) business days from the filing of such lien and in a manner acceptable to Sublandlord and Master Landlord. If Subtenant fails to fully pay and discharge such lien or bond over such lien within ten (10) business days from the filing of such lien, then Sublandlord shall have the immediate right (but not the obligation) to pay and/or discharge such lien at Subtenant’s sole cost, and Subtenant shall, within ten (10) business days of Sublandlord’s demand, pay all costs and expenses incurred by Sublandlord in paying and/or discharging such lien. Subtenant’s failure to fully pay and discharge any such lien within such ten (10) business day time period shall also constitute an immediate Event of Default under this Sublease. Subtenant’s indemnities and obligations under this Section 19 shall survive any termination of this Sublease and the expiration of this Sublease.

20. Recording; Confidentiality. Neither this Sublease nor any short form or memorandum of this Sublease shall be recorded, unless requested or required by Sublandlord. Subtenant covenants and agrees that Subtenant and Subtenant’s employees, agents, lenders, attorneys, representatives, officers, accountants and members shall keep confidential and shall not disclose the financial terms of this Sublease or other terms of this Sublease or any matters related to this Sublease (including the Master Lease) without Sublandlord’s prior written consent (which consent Sublandlord may withhold or condition in Sublandlord’s sole discretion).

21. Consent of Master Landlord. The Consent of Master Landlord executed by Master Landlord with respect to this Sublease (the “Consent”) is attached hereto and made a part hereof and this Sublease shall not be effective unless and until such Consent has been obtained.

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22. Regulatory Matters.

(a) Sublandlord and Subtenant enter into this Sublease with the intent of conducting their relationship and implementing the agreements contained herein in full compliance with applicable federal, state and local law, including without limitation, the Medicare/Medicaid Anti-Kickback statute (the “Anti-Kickback Law”) and Section 1877 of the Social Security Act (the “Stark Law”), as amended. Notwithstanding any unanticipated effect of any of the provisions of this Sublease, neither party will intentionally conduct itself under the terms of this Sublease in a manner that would constitute a violation of the Anti-Kickback Law or the Stark Law. Without limiting the generality of the foregoing, Sublandlord and Subtenant expressly agree that nothing contained in this Sublease shall require either party or any of their affiliates to refer any patients to the other, or to any affiliate or subsidiary of the other.

(b) If any legislation, regulation or government policy is passed or adopted, the effect of which would cause either party to be in violation of such laws due to the existence of any provision of this Sublease, then Sublandlord and Subtenant agree to negotiate in good faith for a period of ninety (90) days to modify the terms of this Sublease to comply with applicable laws and keeping the underlying economic terms of this Sublease as close as possible to the original economic terms of this Sublease.

(c) For purposes of this Section of this Sublease, “protected health information”, or PHI, shall have the meaning defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164 (the “Privacy Standards”), as promulgated by the Department of Health and Human Services (“HHS”) pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The parties agree that neither the Sublandlord nor its contractors, subcontractors or agents shall need access to, nor shall they use or disclose, any PHI of Subtenant. However, in the event PHI is disclosed by Subtenant or its agents to Sublandlord, its, contractors, subcontractors or agents, regardless as to whether the disclosure is inadvertent or otherwise, Sublandlord agrees to take reasonable steps to maintain, and to require its contractors, subcontractors and agents to maintain, the privacy and confidentiality of such PHI. The parties agree that the foregoing does not create, and is not intended to create, a “business associate” relationship between the parties as that term is defined by the Privacy Standards.

[SIGNATURES ON FOLLOWING PAGE]

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The parties have executed this Sublease as of the Sublease Date.

SUBLANDLORD:

Witnesses:	JOSEPH M. STILL BURN CENTERS, INC., a Georgia corporation

	By:	/s/ Robert F. Mullins
	Print Name:	Robert F. Mullins
	Title:	As its President
/s/ Annette Waters
Print Name
SUBTENANT:

Witnesses:	POLARITYTE MD, INC., a Nevada corporation

	By:	/s/ Paul Mann
	Print Name:	Paul Mann
	Title:	CFO
/s/ Cameron Hoyler
Print Name

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Excluded Exhibits: The following exhibits have been excluded from this document as filed with the Securities and Exchange Commission:

Exhibits A – Master Lease

Exhibit B – Floor Plan

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CONSENT OF MASTER LANDLORD

DOC-MOB AUGUSTA II, LLC, a Georgia limited liability company (the “Master Landlord”), as the landlord under the Master Lease, hereby consents to the subletting of the Premises by Sublandlord to Subtenant pursuant to the Sublease to which this Consent is attached; provided, however, nothing in this Consent or in the Sublease shall (i) constitute approval or ratification by Master Landlord of any of the terms or provisions of the Sublease or constitute a representation or warranty by or on behalf of Master Landlord; (ii) waive or release Sublandlord from any of Sublandlord’s obligations, agreements or liabilities under the Master Lease and Sublandlord is and shall remain primarily liable for all rent, additional rent and charges incurred with respect to the Premises and under the Master Lease and for the full performance of all covenants, obligations and conditions set forth in the Master Lease (including, without limitation, all insurance and indemnity obligations, all surrender obligations, the obligation to cure any default under or breach of the Master Lease (whether such default is caused by Sublandlord or Subtenant) and the obligation to make all payments under the Master Lease); (iii) modify, waive, amend or affect any of the terms, provisions, covenants or conditions of the Master Lease or any rights or remedies of Master Landlord thereunder; or (iv) expand the rights of Sublandlord beyond the rights specifically granted to Sublandlord in the Master Lease. In addition, in no event shall Master Landlord be deemed to be in privity of contract with Subtenant or owe any obligation or duty, under the Master Lease, the Sublease or otherwise, to Subtenant, and Master Landlord shall be under no obligation to collect rent from Subtenant (even though Master Landlord may have the right to do so, in which case Master Landlord reserves the right to do so in Master Landlord’s sole discretion). Consent by Master Landlord to the Sublease shall not operate as a waiver of Master Landlord’s rights to consent to any subsequent assignments or sublettings, Landlord specifically reserving such right.

MASTER LANDLORD:

DOC-MOB AUGUSTA II, LLC, a Georgia limited liability company

By:	/s/ Frank Mullins
Frank Mullins, Manager

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